Exhibit 99

TASER International, Inc. Declares 2-For-1 Stock Split and Responds to CBS Evening
News Report on TASER International, Inc.

SCOTTSDALE, Ariz., April 6 /PRNewswire-FirstCall/ — TASER International, Inc. (Nasdaq: TASR), a market leader in advanced less-lethal weapons, announced today that the Company has declared a 2-for-1 stock split effective in the form of a 100 percent stock dividend payable on or about April 29, 2004, to shareholders of record on April 15, 2004. Under the terms of this stock split, TASER International’s stockholders will receive a dividend of one share of common stock for every one share of common stock held on that record date. The dividend will be paid in authorized but unissued shares of common stock of the Company. The Company anticipates that the issued and outstanding shares of common stock after the split will be increased from approximately 14,160,806 shares to 28,321,612 shares.

“The Board of Directors has declared this 2-for-1 stock split to reduce the stock’s price per share and increase its market liquidity for the purpose of enhancing the securities’ appeal to both private and institutional investors,” said Rick Smith, CEO of TASER International, Inc.

Further “We are very concerned with the statements reported by CBS Evening News last night that there are TASER related fatalities. While there have been approximately 40 people who have died while in police custody after a TASER energy weapon was used to restrain them, in all of those cases where autopsy reports are available the medical examiners have not listed the TASER as the cause of death in even one instance. None of the medical examiners’ reports attributed the cause of death to the TASER energy weapon. We are always saddened with loss of a loved one for the grieving families, but all of the medical testing we have done and the tens of thousands of uses of TASER conducted energy weapons by Police have clearly established the medical safety of this product,” continued Smith. To view a specific response including a summary of all the referenced autopsy reports go to www.TASER.com

About TASER International, Inc.

TASER International, Inc. provides advanced less-lethal weapons for use in the law enforcement, private security, and personal defense markets. Its flagship ADVANCED TASER® M26 product uses proprietary technology to incapacitate dangerous, combative, or high-risk subjects that may be impervious to other less-lethal means. Its latest product, the TASER X26 is 60% smaller and lighter than the ADVANCED TASER M26 and reduces injury rates to suspects and officers, thereby lowering liability risk and improving officer safety. TASER® technology is currently in testing or deployment at over 4,000 law enforcement and correctional agencies in the U.S. and Canada. Call 480-991-0797 or visit our website at www.TASER.com to learn more about the new standard in less-lethal weapons.

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including a statement concerning the expected enhancement of the Company’s securities, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, stock option and stock warrant exercises that may increase the number of issued shares, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production and processes, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

CONTACT: Phil Smith
Chairman
TASER International, Inc.
+1-480-905-2005